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                                                                     Exhibit 10a

                      RELIASTAR ANNUAL INCENTIVE BONUS PLAN
                                       FOR
                          DESIGNATED EXECUTIVE OFFICERS

The ReliaStar Annual Incentive Bonus Plan for Designated Executive Officers is hereby restated and amended, effective January 1, 1999.


1. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

         1.1. Return on Equity-Operating Income Basis - A ratio, expressed as a percentage of which the numerator is operating income (income from continuing operations, excluding realized investment gains and losses and their impact on the amortization of deferred policy acquisition costs and present value of future profits, net of tax) available to common shareholders, and the denominator is beginning-of- year common shareholders' equity, excluding accumulated other comprehensive income as defined in Statement of Financial Accounting Standards No. 130, and adjusted for the weighted impact of significant common shareholder equity transactions that occur during the period.

         1.2. Bonus Pool Amount - an amount of a pool from which bonuses as provided herein may be paid equal to one and one-half (1 1/2%) of the Corporation's Pre-tax Operating Income for the Plan Year for which the bonuses are being paid.

         1.3. Compensation Committee - a committee comprised solely of two or more "outside directors" of the Corporation, which satisfies the requirements of
Section 162(m) Code, provided, however, that until the first meeting of shareholders of the Corporation at which directors are to be elected that occurs after July 1, 1994, the Compensation Committee may be composed of two or more disinterested directors within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

         1.4. Code - the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

         1.5. Corporate Performance Factor - Achievement of a Return on Equity - Operating Income Basis for the Plan Year equal to or greater than 10.7%.

         1.6. Corporation - ReliaStar Financial Corp., a Delaware corporation, and any of its Participating Employers that adopt this Plan.
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         1.7. Participant - Executive officers of the Corporation who are designated by the Compensation Committee as Participants in this Plan pursuant to Section 2.1 hereof.

         1.8. Participating Employer - the Corporation and any of its subsidiaries which has, by action of its Board of Directors, elected to be a Participating Employer.

         1.9. Pre-tax Operating Income - Income from continuing operations before income taxes, realized investment gains and losses and their impact on the amortization of deferred policy acquisition costs and present value of future profits, extraordinary items and the cumulative effect of accounting changes, determined in accordance with generally accepted accounting principles, adjusted to eliminate (a) restatements of financial results relating to an acquisition accounted for as a "pooling-of-interests" and (b) any other unusual nonrecurring gain or loss which is separately identified and quantified in the Corporation's financial statements.

         1.10. Plan Year - the twelve consecutive month period which coincides with the Corporation's fiscal year.

         1.11. Shares - shares of common stock of ReliaStar Financial Corp.

2.  Administration.

         2.1. Determinations made prior to each Plan Year. Prior to each Plan Year or prior to such later date in the Plan Year as may be permitted in accordance with Section 162(m) of the Code, the Compensation Committee shall designate Participants for that Plan Year.

         2.2. Certification. Following the close of each Plan Year and prior to payment of any bonus under the Plan, the Compensation Committee must certify in writing that the Corporate Performance Factor has been attained, and the Bonus Pool Amount for the Plan Year.

         2.3. Shareholder Approval. The material terms of this Plan shall be disclosed to and approved by shareholders of the Corporation in accordance with
Section 162(m) of the Code. No bonus shall be paid under this Plan unless such shareholder approval has been obtained.

3.  Bonus Payment.

         3.1. Formula. The Participants in the Plan shall receive cash bonus payments each Plan Year in amounts not greater than the following designated percentages of the Bonus Pool Amount for that Plan Year: The maximum bonuses which can be paid for any Plan Year to the chief executive officer and to the chief

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operating officer shall be 20% and 17%, respectively, of the Bonus Pool Amount for that Plan Year, and the maximum bonus that each of the other Participants may be paid for any Plan Year shall be the amount determined by dividing the remaining 63% of the Bonus Pool Amount by the number of Participants, excluding the chief executive officer and the chief operating officer, who are covered under the Plan for that Plan Year.

         3.2.  Limitations.

                  (a) No payment if Performance Factor not achieved. In no event shall any Participant receive a bonus payment hereunder for a Plan Year if the Corporate Performance Factor is not achieved during the Plan Year.

                  (b) Compensation Committee may reduce bonus payment. The Compensation Committee retains sole discretion to reduce the amount of any bonus otherwise payable under this Plan. To determine such reductions, the Compensation Committee may, in its sole discretion, adopt guidelines based on factors including, but not limited to the Corporation's return on equity and net income for each plan year compared to planned goals for these factors, and attainment of business unit and individual performance goals established for Participants.

                  (c) No payment to Participant who terminates employment prior to close of Plan Year. Except in the event of death, retirement, disability, transfer to an affiliate company that does not participate in this Plan or change in control "Event" as defined in
                           Section 3.1(b) of the Compensation Trust Agreement dated as of January 3, 1989 between the Corporation and Norwest Bank Minnesota, N.A., as from time to time amended, no bonus payment shall be paid to a Participant who terminates employment prior to the last day of the Plan Year.

4.  Benefit Payments.

         4.1. Time and Form of Payments. Subject to any deferred compensation election pursuant to any such plans of the Corporation applicable hereto, benefits shall be paid to the Participant as soon as administratively feasible after the Compensation Committee has certified that the Corporate Performance Factor has been attained. As determined from time to time by the Compensation Committee, bonuses payable hereunder may be paid to Participants in cash or Shares, except

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that any bonus payable in respect of a deceased Participant shall be payable solely in cash to the person or persons designated by the Participant's will or pursuant to the laws of descent and distribution. Bonuses payable in Shares shall be subject to Section 4.2 hereof.

         4.2. Bonuses Paid in Shares. The dollar amount of any bonus payable in Shares shall be charged against the Bonus Pool Amount and shall be converted to a whole number of Shares by dividing the amount by the fair market value of one Share as of the date the Compensation Committee certifies that the Corporate Performance Factor has been attained as provided in Section 4.1 hereof. Any remainder shall be paid to the Participant in cash. Any bonus payable hereunder in the form of Shares shall be awarded under and subject to all of the terms and conditions of The ReliaStar 1993 Stock Incentive Plan, as amended from time to time ("Stock Incentive Plan"). Shares awarded hereunder may, at the Participant's election and if permitted by the Committee, be deposited with the Corporation under Section 8.6 of the Stock Incentive Plan.

         4.3. Nontransferability. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

         4.4. Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5. Amendment and Termination. The Compensation Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

6.  Miscellaneous.

         6.1. Effective Date.  January 1, 1994.

         6.2. Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

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         6.3. Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Corporation and each Participant, the successors and assigns of the Corporation, and the beneficiaries, personal representatives and heirs of each Participant. If the Corporation becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Corporation or its successors in interest.

         6.4. Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Corporation. This Plan shall not replace any contract of employment, whether oral or written, between the Corporation and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Corporation. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

         6.5. Governing Law. The validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the laws of the State of Delaware.

         6.6. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

         6.7. Qualified Performance-based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.





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